Exhibit 99.3

GRANITE POINT MORTGAGE TRUST INC.
 2017 EQUITY INCENTIVE PLAN

COMMON STOCK AWARD AGREEMENT

THIS COMMON STOCK AWARD AGREEMENT is made by and between Granite Point Mortgage Trust Inc., a Maryland corporation (the “Corporation”), and (the “Grantee”), effective as of the [    ] day of [       ], [    ] (the “Grant Date”).

WHEREAS, the Corporation maintains the Granite Point Mortgage Trust Inc. 2017 Equity Incentive Plan (the “Plan”) (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, the Grantee is an Eligible Person;

WHEREAS, the Board of Directors has approved and authorized the Corporation to award the Grantee [$    ] in shares of Common Stock, which represents one-half of the Grantee’s annual director fee for service on the Corporation’s Board of Directors following the Corporation’s [    ] Annual Meeting of Stockholders until the completion of the [    ] Annual Meeting of Stockholders (the “[       ] Service Period”); and

WHEREAS, in accordance with the Plan, the Corporation’s Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to grant the shares of Common Stock described above to the Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Grant of Common Stock.

The Corporation hereby grants the Grantee [      ] shares of Common Stock (the “Shares”) of the Corporation, subject to the following terms and conditions and subject to the provisions of the Plan. The Plan is incorporated herein by reference as though set forth herein in its entirety. To the extent such terms or conditions conflict with any provision of the Plan, the terms and conditions set forth herein shall govern.

2.             Conditions.

The Shares awarded pursuant to this Agreement and the Plan shall be deemed to be fully vested as of Grant Date. Except as otherwise provided in the Plan, the Grantee shall have, in respect of the Shares, all of the rights of a stockholder of the Corporation, including the right to vote the Shares and the right to receive dividends.

3.             Miscellaneous.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS WHICH COULD CAUSE THE APPLICATION OF

THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)                                 The Board may make such rules and regulations and establish such procedures for the administration of this Agreement as it deems appropriate. Without limiting the generality of the foregoing, the Board may interpret the Plan and this Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Board’s interpretation shall not be entitled to deference on and after a Change of Control except to the extent that such interpretations are made exclusively by members of the Board who are individuals who served as Board members before the Change of Control and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan, this Agreement or the administration or interpretation thereof. In the event of any dispute or disagreement as to interpretation of the Plan or this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan or this Agreement, the decision of the Board, except as provided above, shall be final and binding upon all persons.

(c)                                  All notices hereunder shall be in writing and, if to the Corporation or the Board, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission, or mailed to the Grantee at the address appearing in the records of the Corporation. Such addresses may be changed at any time by written notice to the other party given in accordance with this Paragraph 3(c).

(d)                                 The failure of the Grantee or the Corporation to insist upon strict compliance with any provision of this Agreement, or to assert any right the Grantee or the Corporation, respectively, may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(e)                                  The Corporation shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

(f)                                   Nothing in this Agreement shall confer on the Grantee any right to continue in the service of the Corporation or its Subsidiaries or interfere in any way with the right of the Corporation or its Subsidiaries and its stockholders to terminate the Grantee’s service at any time.

(g)                                 This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation and the Grantee have executed this Common Stock Award Agreement as of the day and year first above written.

GRANITE POINT MORTGAGE TRUST INC.

By:
Name:
Title:

[Director]